Exhibit 10.3

EXECUTION VERSION

COLLATERAL INTEREST PURCHASE AGREEMENT

This COLLATERAL INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 31, 2021, by and among TRTX Master CLO Loan Seller, LLC, a Delaware limited liability company (the “Seller”), TRTX 2021-FL4 Issuer, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (“Holdco” and, together with the Seller, the “Seller Parties”), and, solely as to Section 4(k), TPG RE Finance Trust CLO Sub-REIT, a Maryland real estate investment trust (“Sub-REIT”).

W I T N E S S E T H:

WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer an initial portfolio of Collateral Interests, each as identified on Exhibit A attached hereto (the “Closing Date Collateral Interests”);

WHEREAS, the Seller may transfer to the Issuer, and the Issuer may acquire from the Seller, from time to time, certain other Mortgage Loans, Combined Loans or Pari Passu Participations, including Ramp-Up Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests (together with the Closing Date Collateral Interests, the “Collateral Interests”), and all payments and collections thereon after the related Subsequent Seller Transfer Date (as defined below);

WHEREAS, in connection with the sale of any Collateral Interests to the Issuer, the Seller desires to release any interest it may have in such Collateral Interests and desires to make certain representations and warranties to the Issuer regarding such Collateral Interests;

WHEREAS, the Issuer and TRTX 2021-FL4 Co-Issuer, LLC, a Delaware limited liability company (the “Co-Issuer”), each intend to issue the (a) U.S.$671,875,000 Class A Senior Secured Floating Rate Notes Due 2038 (the “Class A Notes”), (b) the U.S.$114,062,000 Class A-S Second Priority Secured Floating Rate Notes Due 2038 (the “Class A-S Notes”), (c) the U.S.$75,000,000 Class B Third Priority Secured Floating Rate Notes Due 2038 (the “Class B Notes”), (d) the U.S.$81,250,000 Class C Fourth Priority Secured Floating Rate Notes Due 2038 (the “Class C Notes”), (e) the U.S.$70,313,000 Class D Fifth Priority Secured Floating Rate Notes Due 2038 (the “Class D Notes”), (f) the U.S.$25,000,000 Class E Sixth Priority Secured Floating Rate Notes Due 2038 (the “Class E Notes” and, together with the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes and the Class D Notes, the “Offered Notes”) and the Issuer intends to issue the U.S.$65,625,000 Class F Seventh Priority Floating Rate Notes Due 2038 (the “Class F Notes”), the U.S.$34,375,000 Class G Eighth Priority Floating Rate Notes Due 2038 (the “Class G Notes” and, together with the Class F Notes and the Offered Notes, the “Notes”) pursuant to an indenture, dated as of March 31, 2021 (the “Indenture”), by and among the Issuer, the Co-Issuer, Seller, as advancing agent, Wilmington Trust, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, National Association, as note administrator (in such capacity, the “Note Administrator”);

WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred share paying agency agreement, the Issuer also intends to issue the U.S.$112,500,000 aggregate notional amount preferred shares (the “Preferred Shares” and, together with the Notes, the “Securities”); and

WHEREAS, the Issuer intends to pledge the Collateral Interests purchased hereunder by the Issuer to the Trustee as security for the Offered Notes.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.

“Accountants’ Due Diligence Report”: As defined in Section 4(l).

“Acquisition Criteria”: As defined in the Indenture.

“Acquisition and Disposition Requirements”: As defined in the Indenture.

“Asset Documents”: The loan agreement, note, mortgage, intercreditor agreement, participation agreement, co-lender agreement or other agreement pursuant to which a Collateral Interest or Commercial Real Estate Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Interest or Commercial Real Estate Loan or of which holders of such Collateral Interest or Commercial Real Estate Loan are the beneficiaries.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“Borrower”: With respect to any Commercial Real Estate Loan, the related borrower or other obligor thereunder.

“Closing Date”: As defined in Section 2(e).

“Collateral Interest”: As defined in the Recitals.

“Collateral Interest File”: As defined in the Indenture.

“Collateral Manager”: As defined in the Indenture.

“Combined Loan”: Collectively, any Mortgage Loan and a related Mezzanine Loan secured by a pledge of all the equity interests in the Borrower under such Mortgage Loan, as if they are a single loan. Each Combined Loan shall be treated as a single loan for all purposes hereunder.

“Combined Loan Repurchase Event”: As defined in Section 4(e).

“Commercial Real Estate Loan”: Any Mortgage Loan, Combined Loan or Participated Loan.

“Companion Participation”: As defined in the Indenture.

“Custody Collateral Interest”: Any Collateral Interest that is not a Non-Custody Collateral Interest. As of the Closing Date (i) each of the Closing Date Collateral Interests identified on Exhibit A hereto as “Florida Multifamily Collection,” “1500 Spring Garden Street,” “Towers at Park Central,” “575 Fifth Avenue,” “1525 Wilson,” “Westin Charlotte,” “Jersey City Portfolio II,” “Enclave” and “Lakeside Round Rock” is a Non-Custody Collateral Interest and (ii) each of the Closing Date Collateral Interests other than the Closing Date Collateral Interests specified in (i) above will be Custody Collateral Interests.

“Cut-off Date”: With respect to (i) each Closing Date Collateral Interest, March 9, 2021 and (ii) each Ramp-Up Collateral Interest, Reinvestment Collateral Interest and Exchange Collateral Interest, the date specified as such in the related Subsequent Transfer Instrument.

“Document Defect”: Any document or documents constituting a part of a Collateral Interest File that has not been properly executed, has not been delivered within the time periods provided for herein, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Collateral Interest Schedule attached hereto as Exhibit A or as set forth on a schedule to a Subsequent Transfer Instrument.

“Eligibility Criteria”: As defined in the Indenture.

“Exchange Act”: As defined in Section 2(e).

“Exchange Collateral Interest”: As defined in the Indenture.

“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Collateral Interests to be conveyed hereunder, which is attached hereto as Schedule 1(a) to Exhibit B or as attached to any Subsequent Transfer Instrument.

“Form 15G” As defined in Section 4(m).

“Future Funding Amount”: As defined in the Indenture.

“Initial Resolution Period”: As defined in Section 4(e).

“Loss Value Payment”: As defined in Section 4(e).

“Material Breach”: As defined in Section 4(e).

“Material Document Defect”: A Document Defect that materially and adversely affects the value of a Collateral Interest, the interests of the Noteholders or the ownership interests of the Issuer or any assignee thereof in such Collateral Interest.

“Mezzanine Loan”: A mezzanine loan secured by a pledge of all of the equity interest in a Borrower under a Mortgage Loan that is either acquired by the Issuer or in which a Pari Passu Participation represents and interest.

“Mortgage”: With respect to each Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

“Mortgage Loan”: A commercial and/or multifamily real estate mortgage loan (which may consist of an A note and a B note) that is acquired by the Issuer or in which a Pari Passu Participation represents and interest, secured by a first-lien mortgage or deed-of-trust on commercial and/or multifamily properties.

“Mortgage Note”: With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Borrower, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Rate”: The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”: With respect to any Mortgage Loan or Mezzanine Loan, the property or properties directly or indirectly securing such Mortgage Loan or Mezzanine Loan, as applicable.

“Mortgagee”: With respect to each Collateral Interest, the party secured by the related Mortgage.

“Non-Custody Collateral Interest”: Each Collateral Interest that is owned by the Issuer, but with respect to which the Note Administrator is not appointed as Custodian of such Collateral Interest hereunder. If the related Commercial Real Estate Loan is acquired in its entirety by the Issuer, the Collateral Interest (together with the related Companion Participation) will become a Custody Collateral Interest. As of the Closing Date (i) each of the Closing Date Collateral Interests identified on Exhibit A hereto as “Florida Multifamily Collection,” “1500 Spring Garden Street,” “Towers at Park Central,” “575 Fifth Avenue,” “1525 Wilson,” “Westin Charlotte,” “Jersey City Portfolio II,” “Enclave” and “Lakeside Round Rock” is a Non-Custody Collateral Interest and (ii) each of the Closing Date Collateral Interests other than the Closing Date Collateral Interests specified in (i) above will be Custody Collateral Interests.

“Offering Memorandum”: The offering memorandum, dated March 25, 2021, with respect to the offering of the Offered Notes issued pursuant to the Indenture.

“Pari Passu Participation”: A fully funded pari passu participation interest in a Participated Loan, which pari passu participation is acquired by the Issuer.

“Participated Loan”: Any Mortgage Loan or Combined Loan in which a Pari Passu Participation represents an interest.

“Participation”: Any Pari Passu Participation and/or the related Companion Participation, as applicable and as the context may require.

“Participation Agreement”: With respect to each Participated Loan, the participation agreement that governs the rights and obligations of the holders of the related Pari Passu Participation and the related Companion Participation.

“Participation Custodial Agreement”: With respect to any Non-Custody Collateral Interest, either that certain Custodial Agreement entered into in accordance with the related Participation Agreement and pursuant to which the Participation Custodian holds the loan file, or the related indenture pursuant to which such Participation Custodian holds the loan file, with respect to a Participated Loan related to such Non-Custody Collateral Interest.

“Participation Custodian”: With respect to any Non-Custody Collateral Interest, the document custodian or similar party under the related Participation Custodial Agreement.

“Purchase Price”: As defined in Section 2(a).

“Ramp-Up Acquisition Period”: As defined in the Indenture.

“Ramp-Up Collateral Interest”: As defined in the Indenture.

“Repurchase Price”: The sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then-Stated Principal Balance of such Collateral Interest, discounted based on the percentage amount of any discount that was applied when such Collateral Interest was purchased by the Issuer, plus (ii) accrued and unpaid interest on such Collateral Interest, plus (iii) any unreimbursed advances made under the Indenture or the Servicing Agreement, plus (iv) accrued and unpaid interest on advances made under the Indenture or the Servicing Agreement on the Collateral Interest, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action incurred by the Issuer or the Trustee in connection with any such repurchase).

“Reinvestment Collateral Interest”: As defined in the Indenture.

“Reinvestment Period”: As defined in the Indenture.

“Retained Interest”: Any origination fees paid on the Collateral Interests and any interest in respect of any Collateral Interest that accrued prior to the Closing Date or Subsequent Seller Transfer Date, as applicable, and has not been paid to the Seller.

“Servicing File”: The file maintained by the servicer with respect to each Collateral Interest.

“Signature Law”: As defined in Section 10.

“Stated Principal Balance”: With respect to each Collateral Interest, the principal balance as of the Cut-off Date as reduced (to not less than zero) on each Payment Date by (i) all payments or other collections of principal of such Collateral Interest received or deemed received thereon during the related collection period and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Collateral Interest during the related collection period.

“Subsequent Seller Transfer Date”: As defined in Section 2(b).

“Subsequent Transfer Instrument”: As defined in Section 2(b).

2.    Purchase and Sale of the Collateral Interests.

(a)    Set forth on Exhibit A hereto is a list of the Closing Date Collateral Interests sold to the Issuer on the Closing Date and certain other information with respect to each of the Closing Date Collateral Interests. The Seller agrees to sell to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Closing Date Collateral Interests, in consideration of the transfer by the Issuer to, or at the direction of, the Seller of (1) 100% of the Class F Notes, the Class G Notes and the Preferred Shares and (2) U.S.$1,037,500,000 (clauses (1) and (2), collectively, the “Purchase Price”). Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Closing Date Collateral Interests to the Issuer. The sale and transfer of the Closing Date Collateral Interests to the Issuer is inclusive of all rights and obligations from the Closing Date forward, with respect to such Closing Date Collateral Interests, provided, that the sale and transfer of Closing Date Collateral Interests that are Pari Passu Participations are made subject to the rights and obligations of the holder of the related Companion Participation under the related Participation Agreement, and provided, however, it expressly excludes any conveyance of any Retained Interest, which shall remain the property of the Seller and shall not be conveyed to the Issuer. The Issuer shall cause any Retained Interest to be paid to the Seller (or the Seller’s designee) promptly upon receipt in accordance with the terms and conditions hereof, of the Servicing Agreement and of the Indenture. For the avoidance of doubt, the Seller is not transferring any obligation to fund any Future Funding Amounts under the Participated Loans, all of which will remain the obligation of the party specified under the related Participation Agreement. Delivery or transfer of the Closing Date Collateral Interests shall be made on March 31, 2021 (the “Closing Date”), at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery or transfer of the Closing Date Collateral Interests to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

(b)    From time to time, during the period commencing on the Closing Date and ending on the last day of the Ramp-Up Acquisition Period (or, in the case of Ramp-Up Collateral Interests for which the Collateral Manager (or an affiliate or a third party on behalf of the Collateral Manager) has entered into binding commitments to purchase during the Ramp-Up Acquisition Period, ending sixty (60) days after the Ramp-Up Acquisition Period), the Seller may present Ramp-Up Collateral Interests to the Issuer for purchase hereunder. In addition, from time to time, during the period commencing on the Closing Date and ending on the last date of the Reinvestment Period (or, in the case of Reinvestment Collateral Interests for which the Collateral Manager has entered into binding commitments to purchase during the Reinvestment Period, ending sixty (60) days after the Reinvestment Period), the Seller may present Reinvestment Collateral Interests to the Issuer for purchase hereunder. In addition, at any time, subject to the terms of the Indenture, the Issuer may acquire an Exchange Collateral Interest in exchange for a Defaulted Collateral Interest or a Credit Risk Collateral Interest. If the Eligibility Criteria, the Acquisition Criteria, the Acquisition and Disposition Requirements, as applicable, and other conditions set forth in the

Indenture and the conditions set forth in Section 3 below are satisfied with respect to such Collateral Interests, the Issuer may purchase and the Seller shall sell and assign, without recourse, except as expressly provided in this Agreement, to the Issuer, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Seller in and to (i) such Collateral Interests as identified on the schedule attached to the related subsequent transfer instrument (a “Subsequent Transfer Instrument”), which Subsequent Transfer Instrument shall be substantially in the form of Exhibit C hereto and delivered by the Seller on the date of such sale (each, a “Subsequent Seller Transfer Date”), and (ii) all amounts received or receivable on such Collateral Interests, whether now existing or hereafter acquired, after the related Subsequent Seller Transfer Date (other than amounts due prior to the related Subsequent Seller Transfer Date). Such sale and assignment of Collateral Interests to the Issuer is inclusive of all rights and obligations from the applicable Subsequent Seller Transfer Date forward, with respect to such Collateral Interests, provided, however, it expressly excludes any conveyance of any Retained Interest which shall remain the property of the Seller and shall not be conveyed to the Issuer hereunder. The purchase price with respect to each such Collateral Interest shall be determined by the Collateral Manager or the Advisory Committee, as applicable, as set forth in the related Subsequent Transfer Instrument.

The sale to the Issuer of Collateral Interests identified on the schedule attached to the related Subsequent Transfer Instrument shall be absolute and is intended by the Seller and the Issuer to constitute and to be treated as an absolute sale of such Collateral Interests by the Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Issuer and such Collateral Interests shall not be part of the Seller’s estate in the event of the insolvency or bankruptcy of the Seller. Each schedule attached to a Subsequent Transfer Instrument pursuant to a sale of one or more of the Collateral Interests is hereby incorporated and made a part of this Agreement.

(c)    Within 45 days after the Closing Date (or, in the case of any Ramp-Up Collateral Interest, Reinvestment Collateral Interest or Exchange Collateral Interest, within 45 days of the related Subsequent Seller Transfer Date), each UCC financing statement in favor of the Issuer or the Participation Agent that is required to be filed in accordance with the definition of “Collateral Interest File” or “Participated Loan File” in the Participation Custodial Agreement or the Indenture, as applicable, shall be submitted for filing. In the event that any such UCC financing statement is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document for recording or filing, as appropriate, at the Seller’s expense. In the event that the Seller receives the original filed copy, the Seller shall, or shall cause a third party vendor or any other party under its control to, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing thereon. Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original mortgage, assignment of mortgage, assignment of leases and rents or assignment of assignment of leases and rents, if applicable, after any has been recorded, the obligations hereunder of the Seller shall be deemed to have been satisfied upon delivery to the Issuer (or the Custodian) of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or assignment of Assignment of Leases, Rents and Profits.

3.    Conditions.

The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

(a)    the representations and warranties contained herein shall be accurate and complete (i) as of the Closing Date, except as set forth in the Exception Schedule, with respect to the Closing Date Collateral Interests and (ii) as of each Subsequent Seller Transfer Date, except as set forth in the applicable Subsequent Transfer Instrument, with respect to any Ramp-Up Collateral Interests, Reinvestment Collateral Interests or Exchange Collateral Interests acquired hereunder on such Subsequent Seller Transfer Date;

(b)    on the Closing Date and on each Subsequent Seller Transfer Date, as applicable, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller Parties, the performance of any of the Collateral Interests of the Seller hereunder or the fulfillment of any of the conditions herein contained;

(c)    with respect to the Closing Date Collateral Interests, the issuance of the Securities and receipt by the Issuer of full payment therefor; and

(d)    with respect to the Ramp-Up Collateral Interests, Reinvestment Collateral Interests or Exchange Collateral Interests sold on a Subsequent Seller Transfer Date, such Collateral Interests shall, collectively and individually (as applicable, after giving effect to the sale and assignment of such Collateral Interests to the Issuer) be acquired in accordance with the applicable terms of Sections 12.1, 12.2, 12.3, 12.6 and 12.7 of the Indenture, and the purchase price therefor shall be paid to the Seller.

4.    Covenants, Representations and Warranties.

(a)    Each party to this Agreement hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

(b)    The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Collateral Interests, as of the Closing Date, and (ii) with respect to any Ramp-Up Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests, as of the respective Subsequent Seller Transfer Date, that:

(i)    immediately prior to the sale of the Collateral Interests to the Issuer, the Seller shall own the Collateral Interests, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Collateral Interests to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to the Collateral Interests, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(ii)    the Seller acquired its ownership in the Collateral Interests in good faith without notice of any adverse claim, and upon the delivery or transfer of the Collateral Interests to the Issuer as contemplated herein, the Issuer shall acquire ownership in the Collateral Interests in good faith without notice of any adverse claim;

(iii)    the Seller has not assigned, pledged or otherwise encumbered any interest in the Collateral Interests (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

(iv)    none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect upon the Seller’s ability to perform its obligations hereunder;

(v)    no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;

(vi)    it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. It is generally able to pay, and as of the date hereof is paying, its debts as they come due. It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;

(vii)    no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and

(viii)    the consideration received by it upon the sale of the Collateral Interests owned by it constitutes fair consideration and reasonably equivalent value for such Collateral Interests.

(c)    The Seller further represents and warrants to the Issuer (i) with respect to the Closing Date Collateral Interests, as of the Closing Date, and (ii) with respect to any Ramp-Up Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests, as of the respective Subsequent Seller Transfer Date, that:

(i)    the Asset Documents with respect to each Collateral Interest do not prohibit the Issuer from granting a security interest in and assigning and pledging such Collateral Interest to the Trustee;

(ii)    none of the Collateral Interests will cause the Issuer to have payments subject to foreign or United States withholding tax;

(iii)    the transfer of the Collateral Interests will be reflected on the Seller’s balance sheet and other financial statements as a sale and/or contribution of the Collateral Interests to the Issuer and not as a financing. The Issuer agrees that the transfer to the Issuer of the Collateral Interests shall be reflected on the Issuer’s balance sheet and other financial statements as the purchase and/or acquisition of such Collateral Interests by the Issuer from the Seller and not as a loan to the Issuer from Seller. The Seller is not selling the Collateral Interests and the Co-Issuers are not selling the Offered Notes with any intent to hinder, delay or defraud any of the creditors of the Co-Issuers;

(iv)    (A) with respect to each Closing Date Collateral Interest, except as set forth in the Exception Schedule and (B) with respect to each Ramp-Up Collateral Interest, Reinvestment Collateral Interest and Exchange Collateral Interest, except as set forth in the applicable Subsequent Transfer Instrument, the representations and warranties set forth in Exhibit B are true and correct in all material respects;

(v)    the Seller has delivered to the Issuer or its designee the documents required to be delivered with respect to each Collateral Interest set forth in the definition of “Collateral Interest File” in the Indenture; and

(vi)    if applicable, the Participation Custodian has received, or will receive, in accordance with the timing required under the Participation Custodial Agreement, the documents required to be delivered with respect to each Participated Loan set forth in the definition of “Participated Loan File” in the Participation Custodial Agreement.

(d)    For purposes of the representations and warranties set forth in Exhibit B, the phrases “to the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Commercial Real Estate Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Collateral Interest File shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(e)    The Seller shall, not later than ninety (90) days from discovery by the Seller or receipt of written notice from any party to the Indenture and the Servicing Agreement of (i) any breach of a representation or a warranty pursuant to this Agreement that materially and adversely affects the value of a Collateral Interest or the interests of the Noteholders therein (a “Material

Breach”), or (ii) any Material Document Defect relating to any Collateral Interest, (1) cure such Material Breach or Material Document Defect, provided, that if such Material Breach or Material Document Defect cannot be cured within such 90-day period (any such 90-day period, the “Initial Resolution Period”), the Seller shall repurchase the affected Collateral Interest not later than the end of such Initial Resolution Period at the Repurchase Price; provided, however, that if the Seller certifies to the Issuer, the Custodian and the Trustee in writing that (x) any such Material Breach or Material Document Defect, as the case may be, is capable of being cured in all material respects but not within the Initial Resolution Period and (y) the Seller has commenced and is diligently proceeding with the cure of such Material Breach or Material Document Defect, as the case may be, then the Seller shall have an additional 90-day period to complete such cure or, failing such, to repurchase the affected Collateral Interest (or the related Mortgaged Property); provided, further, that, if any such Material Document Defect is still not cured in all material respects after the Initial Resolution Period and any such additional 90-day period solely due to the failure of the Seller to have received the recorded or filed document, then the Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Material Document Defect so long as the Seller certifies to the Trustee every 30 days thereafter that such Material Document Defect is still in effect solely because of its failure to have received the recorded or filed document and that the Seller is diligently pursuing the cure of such Material Document Defect (specifying the actions being taken); and provided, further, notwithstanding anything to the contrary, the Seller shall not be entitled to continue to defer its cure and repurchase obligations in respect of any Material Document Defect for more than 18 months after beginning of the Initial Resolution Period with respect to such Material Document Defect, or (2) subject to the consent of a Majority of the Holders of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), voting separately, the Seller shall make a cash payment to the Issuer in an amount that the Collateral Manager on behalf of the Issuer determines is sufficient to compensate the Issuer for such breach of representation or warranty or defect (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure such Material Breach or Material Document Defect, or (3) repurchase such Collateral Interest at the Repurchase Price. In addition, with respect to any Combined Loan, if the Mortgage Loan portion thereof is repaid in full, but the Mezzanine Loan portion thereof remains outstanding (a “Combined Loan Repurchase Event”), the Seller will be required to repurchase the Collateral Interest from the Issuer at the Repurchase Price. Such repurchase, cure or Loss Value Payment obligation by the Seller and Holdco’s guarantee of such obligations pursuant to Section 13 shall be the Issuer’s sole remedy for any Material Breach, Material Document Defect or Combined Loan Repurchase Event pursuant to this Agreement with respect to any Collateral Interest sold to the Issuer by the Seller.

(f)    The Seller hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Secured Parties, as required in Sections 15.1(f)(i) and (ii) of the Indenture.

(g)    The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.

(h)    The Seller hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Secured Parties, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee, the Note Administrator, the Servicer, or the Special Servicer, as the case may be, shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.

(i)    On or prior to the Closing Date or Subsequent Seller Transfer Date, as applicable, the Seller shall deliver the Asset Documents to the Issuer or, at the direction of the Issuer, to the Custodian, with respect to each Collateral Interest sold to the Issuer hereunder. The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.

(j)    Each Seller Party hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error, in each case, so long as such amendment or modification does not affect in any material respects the interests of any Secured Party) or selecting or consenting to a successor, without notifying the Rating Agencies through the 17g-5 Website as set forth in the Indenture and without written confirmation of the Rating Agencies that such amendment, modification or termination will not cause its then-current ratings of the Notes to be downgraded or withdrawn.

(k)    Sub-REIT and the Issuer hereby covenant, that at all times (1) Sub-REIT will qualify as a REIT for U.S. federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary or other disregarded entity of Sub-REIT for U.S. federal income tax purposes, or (2) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT other than Sub-REIT, or (3) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that is not engaged in a trade or business within the United States for U.S. federal income tax purposes (which opinion may be conditioned on compliance with certain restrictions on the investment or other activities of the Issuer and the Servicer or the Collateral Manager on behalf of the Issuer).

(l)    Except for the agreed-upon procedures report obtained from the accounting firm engaged to provide procedures involving a comparison of information in loan files for the Collateral Interests to information on a data tape relating to the Collateral Interests (the “Accountants’ Due Diligence Report”), the Seller Parties have not obtained (and, through and including the Closing Date, will not obtain) any “third party due diligence report” (as defined in Rule 15Ga-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the transactions contemplated herein and the Offering Memorandum and, except for the accountants with respect to the Accountants’ Due Diligence Report, the Seller Parties have not employed (and, through and including the Closing Date, will not employ) any third party to engage in any activity that constitutes “due diligence services” within the meaning of Rule 17g-10 under the Exchange Act in connection with the transactions contemplated herein and in the Offering Memorandum. The Placement Agents are third-party beneficiaries of the provisions set forth in this Section 4(l).

(m)    The Issuer (A) prepared or caused to be prepared one or more reports on Form ABS-15G (each, a “Form 15G”) containing the findings and conclusions of the Accountants’ Due Diligence Report and meeting all other requirements of that Form 15G, Rule 15Ga-2 under the Exchange Act, any other rules and regulations of the Securities and Exchange Commission and the Exchange Act; (B) provided a copy of the final draft of the Form 15G to the Placement Agents at least six business days before the first sale of any Offered Notes; and (C) furnished each such Form 15G to the Securities and Exchange Commission on EDGAR at least five business days before the first sale of any Offered Notes as required by Rule 15Ga-2 under the Exchange Act.

5.    Sale.

It is the intention of the parties hereto that each transfer and assignment contemplated by this Agreement shall constitute a sale of the Collateral Interests from the Seller to the Issuer and the beneficial interest in and title to the Collateral Interests shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Collateral Interests, in each case, other than the Retained Interest, if any, for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Collateral Interests to the Trustee.

6.    Non-Petition.

Each Seller Party agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture. This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7.    Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and satisfaction of the Rating Agency Condition.

8.    Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by electronic mail confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:	TRTX Master CLO Loan Seller, LLC 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Deborah Ginsberg Email: TRTXCLONotice@tpg.com

with a copy to:

TRTX Master CLO Loan Seller, LLC 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Ryan Roberto and Bob Foley Email: TRTXCLONotice@tpg.com

To the Issuer:	TRTX 2021-FL4 Issuer, Ltd. 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Deborah Ginsberg Email: TRTXCLONotice@tpg.com

with a copy to:

TRTX 2021-FL4 Issuer, Ltd. 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Ryan Roberto and Bob Foley Email: TRTXCLONotice@tpg.com

To Holdco:	TPG RE Finance Trust Holdco, LLC 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Deborah Ginsberg Email: TRTXCLONotice@tpg.com

with a copy to:

TPG RE Finance Trust Holdco, LLC 888 Seventh Avenue, 35th Floor New York, New York 10106 Attention: Ryan Roberto and Bob Foley Email: TRTXCLONotice@tpg.com

or to such other address, email address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9.    Governing Law and Consent to Jurisdiction.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)    The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c)    To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d)    The Issuer has appointed Corporation Service Company, as its agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.

(e)    Each Seller Party irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in Section 8.

10.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively,

“Signature Law”), in each case, to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Agreement. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

11.    Limited Recourse Agreement.

All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Collateral and to the extent the proceeds of the Collateral, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection herewith, shall be extinguished and shall not thereafter revive. The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller Parties will not have recourse to any of the directors, officers, employees, shareholders, incorporators or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith. This Section 11 shall survive the termination of this Agreement for any reason whatsoever.

12.    Assignment and Assumption.

With respect to the Collateral Interests that are subject to a Participation Agreement, the parties hereto intend that the provisions of this Section 12 serve as an assignment and assumption agreement between the Seller, as the assignor, and the Issuer, as the assignee. Accordingly, the Seller hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Issuer all right, title and interest of the Seller in, to and arising out of the related Participation Agreement, and the Issuer hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Seller with respect to related Participation Agreement from and after the Closing Date. In addition, the Issuer acknowledges that each of such Collateral Interests will be serviced by, and agrees to be bound by, the terms of the applicable Servicing Agreement (as defined in the related Participation Agreement).

13.    Guarantee by Holdco.

(a)    Holdco hereby unconditionally and irrevocably guarantees to the Issuer the due and punctual payment of all sums due by, and the performance of all obligations of, the Seller under Section 4(e) of this Agreement, as and when the same shall become due and payable (after giving effect to any applicable grace period) according to the terms hereof. In the case of the failure of the Seller to make any such payment or perform such obligation as and when due, Holdco hereby agrees to make such payment or cause such payment or perform such obligation to be made or such obligation to be performed, promptly upon written demand by the Issuer to Holdco, but any delay in providing such notice shall not under any circumstances reduce the liability of Holdco or operate as a waiver of Issuer’s right to demand payment or performance.

(b)    This guarantee shall be a guaranty of payment and performance, and the obligations of Holdco under this guarantee shall be continuing, absolute and unconditional. Holdco waives any and all defenses it may have arising out of: (i) the validity or enforceability of this Agreement; (ii) the absence of any action to enforce the same; (iii) the rendering of any judgment against the Seller or any action to enforce the same; (iv) any waiver or consent by the Issuer or any amendment or other modification to this Agreement; (v) any defense to payment hereunder based upon suretyship defenses; (vi) the bankruptcy or insolvency of the Seller, (vii) any defense based on (1) the entity status of the Seller, (2) the power and authority of the Seller to enter into this Agreement and to perform its obligations hereunder or (3) the legality, validity and enforceability of the Seller’s obligation under this Agreement, or (viii) any other defense, circumstances or limitation of any nature whatsoever that would constitute a legal or equitable discharge of a guarantor or other third party obligor. This guarantee shall continue to remain in full force and effect in accordance with its terms notwithstanding the renewal, extension, modification, or waiver, in whole or in part, of any of Seller’s obligations under this Agreement or the Indenture that are subject to this guarantee.

(c)    Holdco waives (i) diligence, presentment, demand for payment, protest and notice of nonpayment or dishonor and all other notices and demands relating to this Agreement and (ii) any requirement that the Issuer proceed first against the Seller under this Agreement or otherwise exhaust any right, power or remedy under this Agreement before proceeding hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Collateral Interest Purchase Agreement as of the day and year first above written.

TRTX MASTER CLO LOAN SELLER, LLC

By:	/s/ Deborah Ginsberg
Name:	Deborah Ginsberg
Title:	Vice President

TRTX 2021-FL4 ISSUER, LTD.

By:	/s/ Deborah Ginsberg
Name:	Deborah Ginsberg
Title:	Vice President

TPG RE FINANCE TRUST HOLDCO, LLC

By:	/s/ Deborah Ginsberg
Name:	Deborah Ginsberg
Title:	Vice President

Agreed and Acknowledged, solely as to Section 4(k), by:

TPG RE FINANCE TRUST CLO SUB-REIT

By:	/s/ Deborah Ginsberg
Name:	Deborah Ginsberg
Title:	Vice President

TRTX 2021-FL4 – Collateral Interest Purchase Agreement

EXHIBIT A

LIST OF CLOSING DATE COLLATERAL INTERESTS

Collateral Interest	Collateral Interest Type	Stated Principal Balance
Florida Multifamily Collection	Pari Passu Participation	$94,085,261
One Campus Martius	Pari Passu Participation	$90,000,000
2 Morrissey	Pari Passu Participation	$78,830,103
1500 Spring Garden Street	Pari Passu Participation	$75,000,000
Towers at Park Central	Pari Passu Participation	$64,123,762
Morehouse Campus	Pari Passu Participation	$60,501,607
45-75 Morrissey Boulevard	Pari Passu Participation	$58,512,979
Lakeside Place	Pari Passu Participation	$55,135,475
EMMES Portfolio	Pari Passu Participation	$51,000,000
575 Fifth Avenue	Pari Passu Participation	$47,000,000
The Maimonides Portfolio	Mortgage Loan	$46,986,653
Museum Tower	Pari Passu Participation	$46,673,504
1525 Wilson	Pari Passu Participation	$45,746,714
Westin Charlotte	Pari Passu Participation	$36,000,000
Alister and Emerson Apartments	Pari Passu Participation	$35,969,909
Jersey City Portfolio II	Pari Passu Participation	$31,544,531
Enclave	Pari Passu Participation	$14,159,913
Lakeside Round Rock	Pari Passu Participation	$9,813,745

Exhibit A-1

EXHIBIT B

COLLATERAL INTEREST REPRESENTATIONS AND WARRANTIES

A.    Representations and Warranties Concerning Collateral Interests. With respect to each Collateral Interest:

(1)

Ownership of Collateral Interest. At the time of the sale, transfer and assignment to the Issuer, no Collateral Interest was subject to any assignment (other than assignments to the Seller) or pledge, and the Seller had good title to, and was the sole owner of, each Collateral Interest free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the related Participation Agreement), any other ownership interests on, in or to such Collateral Interest other than any servicing rights appointment or similar agreement. The Seller has full right and authority to sell, assign and transfer each Collateral Interest, and the assignment to the Issuer constitutes a legal, valid and binding assignment of such Collateral Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)

Collateral Interest Schedule. The information pertaining to each Collateral Interest which is set forth in Exhibit A to the Collateral Interest Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Collateral Interest Purchase Agreement to be contained therein.

B.    Representations and Warranties Concerning Mortgage Loans. With respect to each Mortgage Loan:

(1)	Whole Loan. Each Mortgage Loan is a whole loan and not a participation interest in a loan.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Exhibit B-1

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Asset Documents.

(3)

Mortgage Provisions. The Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Collateral Interest File or as otherwise provided in the related Asset Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, Participation Agreement, if applicable, and related Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor nor the related participating institution has been released from its material obligations under the Mortgage Loan or Participation, if applicable. With respect to each Mortgage Loan, except as contained in a written document included in the Collateral Interest File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by Seller on or after the Cut-off Date.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each Assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Issuer constitutes a legal, valid and binding assignment to the Issuer. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Schedule 1(a) to this Exhibit B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of

Exhibit B-2

tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions,

Exhibit B-3

taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Other than any Mezzanine Loan that is part of a participation in a Combined Loan, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower except as set forth in Schedule 1(b).

(8)

Assignment of Leases, Rents and Profits. There exists as part of the related Collateral Interest File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. The Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than

Exhibit B-4

(i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)

Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)

Actions Concerning Mortgage Loan. To the Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Borrowers and guarantors, and the ESA (as defined in paragraph 40), on and as of the date of origination and as of the Cut-off Date, there was no pending or filed action, suit or proceeding, involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Asset Documents or (f) the current principal use of the Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Asset Documents are being conveyed by the Seller to the Issuer or its servicer.

(15)

No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Collateral Interest attached as Exhibit A to this Agreement has been fully disbursed as of the Cut-off Date and there is no requirement for future advances thereunder except in those cases where the

Exhibit B-5

full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Seller to merit such holdback.

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Asset Documents and having a claims-paying or financial strength rating of any one of: (i) at least “A-:VII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or (iii) at least “A-” from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business (“S&P”) (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in an amount that is at least equal to the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the maximum amount of such insurance available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

Exhibit B-6

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P, in an amount not less than 100% of the SEL or PML, as applicable.

The Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Seller.

(17)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

Exhibit B-7

(18)

No Encroachments. To the Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(19)

No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Seller.

(20)	Intentionally left blank.

(21)

Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date and as of each date that the Seller held the Mortgage Note, the Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuer.

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)

Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar

Exhibit B-8

commercial, multi-family and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each Borrower covenants in the Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multi-family and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Asset Documents for each Mortgage Loan provide that such Mortgage Loan is non-recourse to the related parties thereto except that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Asset Documents, which acts generally include: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Asset Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)

Mortgage Releases. The terms of the related Mortgage or related Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal

Exhibit B-9

balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(28)

Financial Reporting and Rent Rolls. The Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly or monthly (other than for single-tenant properties) and annual operating statements, and quarterly or monthly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Asset Documents generally only require that the related Borrower take commercially reasonable efforts to obtain insurance against damage resulting from acts of terrorism unless lack of such insurance will result in a downgrade of the ratings of the related Mortgage Loan.

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Asset Documents), (a) the related

Exhibit B-10

Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Asset Documents, (iii) transfers that do not result in a change of Control of the related Borrower or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Asset Documents or a Person satisfying specific criteria identified in the related Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (27) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt in, each case as set forth in Schedule 1(b) or Schedule 1(c) to this Exhibit B, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion loan or any subordinate debt that existed at origination and is permitted under the related Asset Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth in Schedule 1(d) to this Exhibit B or (iv) Permitted Encumbrances. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(31)

Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Stated Principal Balance as of the Cut-off Date in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Stated Principal Balance as of the Cut-off Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Stated Principal Balance as of the Cut-off Date equal to $5 million or less, its organizational documents or the related Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Exhibit B-11

(32)	Intentionally left blank.

(33)	Floating Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(34)

Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor or sub ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Seller, its successors and assigns, the Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Collateral Interest File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Collateral Interest File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

Exhibit B-12

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

Exhibit B-13

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

Servicing. The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)

Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(37)

No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in Schedule 1(a) to this Exhibit B. No person other than the holder of such Mortgage Loan (subject to any related Participation Agreement, if applicable) may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Asset Documents.

(38)

Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no

Exhibit B-14

Mortgage Loan has a Borrower that is an Affiliate of another Borrower. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (a) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (b) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (c) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (d) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch Ratings Inc.; (e) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (f) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)

Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by

Exhibit B-15

the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan. The appraisal (or a separate letter) contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

(42)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is not held by the Issuer.

(43)

Advance of Funds by the Seller. After origination, no advance of funds has been made by the Seller to the related Borrower other than in accordance with the Asset Documents, and, to the Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Asset Documents). Neither the Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(44)

Compliance with Anti-Money Laundering Laws. The Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

C.	Representations and Warranties Concerning Mezzanine Loans. With respect to each Mezzanine Loan:

(1)	Whole Loan. Each Mezzanine Loan is a whole loan and not a participation interest in a loan.

(2)

Loan Document Status. Each related mezzanine note, pledge agreement, guaranty and any other agreement executed by or on behalf of the related mezzanine Borrower, guarantor or other obligor in connection with such Mezzanine Loan is the legal, valid and binding obligation of the related mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except the Standard Qualifications.

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related mezzanine Borrower with respect to any of the related note or other Mezzanine Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Seller in connection with the origination of the Mezzanine Loan, that would deny the mezzanine lender the principal benefits intended to be provided by the note or other Mezzanine Loan documents.

Exhibit B-16

(3)	Pledged Equity. The Mezzanine Loan is secured by a pledge of 100% of the direct or indirect equity interests the entity or entities that own the related Mortgaged Property or Mortgaged Properties.

(4)

Pledge Provisions. The Mezzanine Loan documents for each Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the pledged equity interests of the principal benefits of the security intended to be provided thereby, including realization by UCC foreclosure subject to the limitations set forth in the Standard Qualifications.

(5)

Loan Document Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Collateral Interest File or as otherwise provided in the related Mezzanine Loan documents (a) the material terms of the related Mezzanine Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Mezzanine Loan; (b) no pledged equity has been released from the lien of the related pledge agreement in any manner which materially interferes with the security intended to be provided by such pledge agreement; and (c) neither the related mezzanine Borrower nor the related guarantor has been released from its material obligations under the Mezzanine Loan. With respect to each Mezzanine Loan, except as contained in a written document included in the Collateral Interest File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mezzanine Loan consented to by the Seller on or after the Cut-off Date.

(6)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mezzanine Loan and agreements executed in connection therewith to the Issuer constitutes a legal, valid and binding assignment to the Issuer. Each Mezzanine Loan is freely assignable without the consent of the related Borrower. The pledge of the collateral for the Mezzanine Loan creates a legal, valid and enforceable first priority security interest in such collateral, except as the enforcement thereof may be limited by the Standard Qualifications. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(7)

UCC 9 Policies. If the Seller’s security interest in the Mezzanine Loan is covered by a UCC 9 insurance policy, with respect to the “UCC 9” policy relating to the Mezzanine Loan: (a) such policy is assignable by the Seller to the Issuer, (b) such policy is in full force and effect, (c) all premiums thereon have been paid, (d) no claims have been made by or on behalf of the Seller thereunder, and (e) no claims have been paid thereunder.

(8)	Cross-Defaults. An event of default under the related Mortgage Loan will constitute an event of default with respect to the related Mezzanine Loan.

Exhibit B-17

(9)

Payment Procedure. If a cash management agreement is in place with respect to the Mortgage Loan and Mezzanine Loan, except following the occurrence and during the occurrence of a Mortgage Loan event of default, any funds remaining in the related lockbox account for the Mortgage Loan after payment of all amounts due under the Asset Documents are required to be distributed to the holder of the Mezzanine Loan and distributed by the holder or the servicer of the Mortgage Loan, to the holder of the Mezzanine Loan in accordance with the Mezzanine Loan documents.

(10)

Insurance Proceeds. The Mezzanine Loan documents require that all insurance policies procured by the Mortgage Loan Borrower with respect to the property under the related Asset Documents name the mezzanine lender, the related mezzanine Borrower and their respective successors and assigns as the insured or additional insured, as their respective interests may appear.

(11)

Actions Concerning Mezzanine Loan. To the Seller’s knowledge, based on judgment searches of the mezzanine Borrowers and guarantors, on and as of the date of origination and as of the Cut-off Date, there was no pending or filed action, suit or proceeding, involving any mezzanine Borrower an adverse outcome of which would reasonably be expected to materially and adversely affect (a) the validity or enforceability of the Mezzanine Loan, (b) such mezzanine Borrower’s ability to perform under the Mezzanine Loan, (c) such guarantor’s ability to perform under the related guaranty or (d) the principal benefit of the security intended to be provided by the Mezzanine Loan documents.

(12)

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mezzanine Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mezzanine Loan documents are being conveyed by the Seller to the Issuer or its servicer.

(13)

No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mezzanine Loan set forth on Exhibit A to this Agreement has been fully disbursed as of the Cut-off Date and there is no requirement for future advances thereunder except in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Seller to merit such holdback.

(14)

No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Seller.

(15)

Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mezzanine Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Exhibit B-18

(16)

Single-Purpose Entity. Each Mezzanine Loan requires the mezzanine Borrower to be a Single-Purpose Entity for at least as long as the Mezzanine Loan is outstanding. Both the Mezzanine Loan documents and the organizational documents of the Borrower with respect to each Mezzanine Loan with a Stated Principal Balance as of the Cut-off Date in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a Stated Principal Balance as of the Cut-off Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mezzanine Loan has a Stated Principal Balance as of the Cut-off Date equal to $5 million or less, its organizational documents or the related Mezzanine Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning the equity collateral securing the Mezzanine Loans and prohibit it from engaging in any business unrelated to its ownership of the equity collateral, and whose organizational documents further provide, or which entity represented in the related Mezzanine Loan documents, substantially to the effect that it does not have any assets other than those related to the equity collateral securing the Mezzanine Loans, or any indebtedness other than as permitted by the related Mezzanine Loan documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(17)	Floating Interest Rates. Each Mezzanine Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(18)

Servicing. The servicing and collection practices used by the Seller with respect to the Mezzanine Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(19)

Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(20)

No Material Default; Payment Record. No Mezzanine Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mezzanine Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mezzanine Loan or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects

Exhibit B-19

the value of the Mezzanine Loan, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in Schedule 1(a) to this Exhibit B. No person other than the holder of such Mezzanine Loan (subject to the related Participation Agreement) may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan documents.

(21)

Bankruptcy. As of the date of origination of the related Mezzanine Loan and to the Seller’s knowledge as of the Cut-off Date, no mezzanine Borrower is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(22)

Organization of Mezzanine Borrower. With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mezzanine Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(23)

Advance of Funds by the Seller. After origination, no advance of funds has been made by the Seller to the related Borrower other than in accordance with the Mezzanine Loan documents, and, to the Seller’s knowledge, no funds have been received from any person other than the related mezzanine Borrower or an affiliate for, or on account of, payments due on the Mezzanine Loan (other than as contemplated by the Mezzanine Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mezzanine Loan documents). Neither the Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mezzanine Loan, other than contributions made on or prior to the date hereof.

(24)

Compliance with Anti-Money Laundering Laws. The Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mezzanine Loan, the failure to comply with which would have a material adverse effect on the Mezzanine Loan.

D.     Representations and Warranties Concerning Pari Passu Participations. With respect to each Pari Passu Participation (the “CLO Participation”):

(1)

A custodian under the Indenture or, with respect to each Non-Custody Collateral Interests, the Participation Custodian under the Participation Custodial Agreement, in each case on behalf of the holder of the CLO Participation and each holder (each, a “Third Party Participant”) of any related participation (the “Other Participation Interests”) is the record mortgagee of the related Mortgage Loan pursuant to a custodial agreement and a Participation Agreement or, with respect to the Non-Custody Collateral Interests, the Participation Custodial Agreement, in each case that is legal, valid and enforceable as between its parties, and which provides that the Seller as holder of the CLO Participation has full power, authority and discretion to appoint the Servicer to service the Mortgage Loan and, if applicable, Mezzanine Loan, subject to the consent or approval rights of the Third Party Participants.

Exhibit B-20

(2)

The holder of each Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the holder of the CLO Participation.

(3)

Each Participation Agreement is effective to convey the CLO Participation to the Seller and the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the Mortgage Loan and, if applicable, Mezzanine Loan. The holder of the CLO Participation owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement.

(4)

All amounts due and owing to any Third Party Participant pursuant to each Participation Agreement have been duly and timely paid. There is no default by the holder of the CLO Participation, or to the Seller’s knowledge, by any Third Party Participant under any Participation Agreement.

(5)	To the Seller’s knowledge, no Third Party Participant is a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

(6)

The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the CLO Participation is or may become obligated.

(7)	The role, rights and responsibilities of the holder of the CLO Participation are assignable by the Seller without consent or approval other than those that have been obtained.

(8)

The terms of the Participation Agreement do not require or obligate the holder of the CLO Participation or its successor or assigns to repurchase any Other Participation Interest under any circumstances.

(9)

The Seller, in selling any Other Participation Interest to a Third Party Participant made no misrepresentation, fraud or omission of information necessary for such Third Party Participant to make an informed decision to purchase the Other Participation Interest.

(10)

Either (a) the CLO Participation is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation is treated as interest on an obligation secured by a mortgage on real property for purposes of Section 856(c) of the Code, or (b) the CLO Participation qualifies as a security that would not otherwise cause Sub-REIT to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to the Issuer of such Participation).

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Commercial Real Estate Loans regarding the matters expressly set forth herein.

Exhibit B-21

SCHEDULE 1(a) TO EXHIBIT B

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Collateral Interest names referred to below relate to the corresponding Collateral Interest identified on Exhibit A. Representation numbers referred to below relate to the corresponding Collateral Interest representations and warranties set forth in this Schedule 1(a) to Exhibit B.

Rep. No. on Exhibit B	Collateral Interest	Description of Exception
(5) (Liens; Valid Assignment)	Towers at Park Central Morehouse Campus 575 Fifth Avenue Enclave Lakeside Round Rock	The full right to assign the related Mortgage Loan is limited by the related Asset Documents, which provide that, except during the continuance of an event of default on the related Mortgage Loan, such Mortgage Loan either (i) cannot be transferred to certain prohibited lenders and/or (ii) can only be transferred to certain qualified lenders.

(5) (Liens; Valid Assignment)	575 Fifth Avenue	The full right to assign the related Mortgage Loan is limited as disclosed in the exception noted above, and also by the related Asset Documents, which provide that, except during the continuance of an event of default on the related Mortgage Loan, (i) the lender must retain control over the servicing of such Mortgage Loan (it being acknowledged that the retention of a “Servicer” as described the related Asset Documents solely to provide cash management and paying agent functions will not be deemed to be a loss of control of servicing of the Mortgage Loan), (ii) the lender is only be permitted to deposit the related Mortgage Loan into a securitization so long as the lender and/or an affiliate of the lender retains the junior tranche and control of such Securitization (it being acknowledged that Seller or its affiliate retaining a “directing holder” or “special servicing” or similar function in such securitization shall be deemed to be control for purposes of this clause (ii)).

(5) (Liens; Valid Assignment)	Westin Charlotte	The related title insurance policy includes Seller’s mortgage interest in the mortgagor’s leasehold interest under each of the Meeting Facilities Lease and 615 Lease.

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(6) (Permitted Liens; Title Insurance)	Westin Charlotte	A separate leasehold interest held by the related Borrower and located adjacent to the hotel is subject to a parking space lease between CSHV 615 College, LLC (a third party which is not affiliated with the sponsor or Borrower under the Mortgage Loan). CSHV 615 College, LLC’s fee interest in the Westin Charlotte 615 Building is encumbered by a fee mortgage with a third-party lender who has executed and delivered a recognition and non-disturbance agreement in favor of the related Borrower and the lender with respect to the lender’s mortgage on the leasehold interest in the Mortgaged Property.

(7) (Junior Liens)	1500 Spring Garden Street	This representation is qualified by the existence of mezzanine debt with an original balance of $51,000,000, which was made by, and is currently held by, Spring Garden Portfolio Funding Ltd. and is secured by a pledge of the equity interests in the related Borrower and the general partner of the related Borrower. In connection with the mezzanine loan, a subordination and standstill agreement among the related Mortgage Loan lender, WCP Investments LP and the mezzanine lender is in place.

(7) (Junior Liens)	575 Fifth Avenue	This representation is qualified by the existence of mezzanine debt with an outstanding balance of approximately $42,080,746, which was made by, and is currently held by, TPG RE Finance 23, Ltd., an affiliate of the Seller and is currently held by an unrelated third party. In connection with the mezzanine loam, an intercreditor agreement between the mezzanine lender and the related Mortgage Loan lender is in place.

(7) (Junior Liens)	Jersey City Portfolio II	This representation is qualified by the existence of mezzanine debt with an original balance of $15,000,000, which was made by, and is currently held by, RCG LV Debt VI REIT, LLC and is secured by the equity interests in each of the related Mortgage Loan Borrowers. In connection with the mezzanine loan, an intercreditor agreement by and between the mezzanine lender and the related Mortgage Loan lender is in place.

(7) (Junior Liens)	The Maimonides Portfolio	Both Class A Notes and Class B Notes are included in the related Collateral Interest. The Class B Notes are junior in priority to the Class A Notes.

Schedule (1)(a)-2

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(10) (Condition of Property)

Florida Multifamily Collection

One Campus Martius

2 Morrissey

1500 Spring Garden Street

Towers at Park Central

Morehouse Campus

45-75 Morrissey Boulevard

Lakeside Place

EMMES Portfolio

575 Fifth Avenue

The Maimonides Portfolio

Museum Tower

1525 Wilson

Westin Charlotte

Alister and Emerson Apartments

Jersey City Portfolio II

The property condition assessments for the related Mortgaged Properties are dated more than twelve months prior to the Cut-off Date.

(10) (Condition of Property)	45-75 Morrissey Boulevard	The property condition report indicated water intrusion at 75 Morrissey Boulevard. An escrow was not taken at origination of the Mortgage Loan because the property will remain vacant and most likely be demolished after the Mortgage Loan is paid off.

(13) (Actions Concerning the Mortgage Loan)	Alister and Emerson Apartments	As of the Cut-off Date, the seller of the related Mortgaged Property is a defendant in two lawsuits related to such Mortgaged Property. Shortly after the acquisition of the related Mortgaged Property by the Borrowers under the related Mortgage Loan, the Borrowers were added as defendants in one of the foregoing lawsuits. The prior seller of the Mortgage Property deposited an amount equal to $750,000 in escrow to cover any losses the Borrowers might sustain as a result of such pending actions (to the extent the same would not be covered by the owner’s title insurance policy), and the lender obtained a collateral assignment of such account.

(15) (No Holdbacks)	All Collateral Interests other than The Maimonides Portfolio	The related Mortgage Loan consists of a fully funded pari passu participation interest, which will be included in the asset pool, and one or more companion pari passu participation interests, which will not be included in the asset pool.

Schedule (1)(a)-3

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(16) (Insurance)	Alister and Emerson Apartments

The related Asset Documents require the related Borrower to maintain comprehensive “all risk” or “special form” insurance in an amount equal to or greater than 100% of the full replacement cost, rather than in an amount equal to or greater than the original principal balance of the related Mortgage Loan.

In addition, if any portion of the improvements is located in a federally designated “special flood hazard area,” the related Borrower is only required to maintain flood hazard insurance for all such improvements in an amount equal to the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such additional coverage as the lender may require.

(18) (No Encroachments)	EMMES Portfolio	The existing parking structure encroaches onto the airspace of the adjoining property. The owner of the related adjoining property has entered into an easement agreement for the parking structure ramp encroachment, which allows the parking structure to encroach into such property’s airspace.

(24) (Local Law Compliance)	2 Morrissey	The drive-up bank branch at related Mortgaged Property has a legal non-conforming use, and operates at the related Mortgaged Property under a conditional use permit. The relevant zoning code allows a structure with a legal non-conforming use to be reconstructed, structurally changed or extended; provided that after public notice and hearing and subject to the provisions of the applicable regulatory code, the Board of Appeal grants permission for such reconstruction, structural change or extension; provided also that the building or structure as reconstructed, structurally changed or extended may not exceed the prior structure either in volume or in area by more than 25%.

(24) (Local Law Compliance)	Alister and Emerson Apartments	The related Mortgaged Property is considered legal non-conforming as to use and structure. The related Mortgage Loan includes an additional non-recourse carveout for losses arising due to all or any portion of an individual property becoming nonconforming as to use under applicable zoning laws as a result of the Borrower voluntarily discontinuing the use thereof for 90 days or more (other than in connection with Borrower’s failure to restore the mortgaged property after a casualty or condemnation).

Schedule (1)(a)-4

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(25) (Licenses and Permits)	Alister and Emerson Apartments	With respect to the individual property located at 1845 Burton Drive, such property is registered in the City of Austin’s “Repeat Offender Program” and the related Borrower is required to display certificates with respect to such registration at such property. The Repeat Offender Program is a rental registration program for properties with multiple code violations.

(26) (Recourse Obligations)	One Campus Martius

The related Asset Documents provide recourse for losses arising out of any intentional misrepresentation or willful failure to disclose a material fact made by any such agent or representative so long as Lender has no reasonable basis to suspect that such agent or representative was not authorized to provide such information.

The related Asset Documents provide recourse for losses arising out of any material physical waste of any portion of the Mortgaged Property other than the failure of the related Borrower to maintain the Mortgaged Property due to insufficient cash flow from the Mortgaged Property.

(26) (Recourse Obligations)	EMMES Portfolio	There is no recourse against guarantor for breaches of environmental covenants in the related Asset Documents. The related Asset Documents require the Borrower to obtain and maintain an environment insurance policy acceptable to Seller.

(26) (Recourse Obligations)	1500 Spring Garden Street	There is loss recourse for commission of material physical waste at the Mortgaged Property caused by intentional acts of Seller and its affiliates but only to the extent of sufficient cash flow to prevent such waste.

(26) (Recourse Obligations)	Westin Charlotte	The related Asset Documents do not include a specific recourse-carve-out for the commission of material physical waste at the Mortgaged Property. However, carve-outs are included for removal or disposal by the related Borrower or guarantor (or any controlled affiliate thereof) of any portion of the Mortgaged Property after the occurrence and during the continuance of an event of default, unless replaced with property of the same utility and of the same or greater value, (ii) damage or destruction to the Mortgaged Property caused by the gross negligence or willful misconduct of Borrower, its agents, employees, or contractors, and (iii) provided there is sufficient cash flow generated from the Mortgaged Property, (a) failure to maintain insurance, or (b) failure to pay charges for labor or materials that can create liens on any portion of the Mortgaged Property.

Schedule (1)(a)-5

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(26) (Recourse Obligations)	Towers at Park Central	The Asset Documents provide that the related Mortgage Loan is recourse for losses (i) in the event of intentional misrepresentation under the Asset Documents or in supplying to the related Borrower written information or documentation during the term of the Mortgage Loan, and (ii) in the event of material physical waste of the Mortgaged Property or any portion thereof, except to the extent there is not sufficient cash flow generated by the Mortgaged Property to prevent such waste.

(26) (Recourse Obligations)	Lakeside Place	With respect to clause (iv), the Asset Documents provide recourse for losses arising out of any material breach or failure to perform any environmental covenants, except to the extent that such losses relate to hazardous materials (a) that were not present prior to the date that lender or its nominee acquired title to the Mortgaged Property, whether by foreclosure, exercise of power of sale, acceptance of a deed in-lieu of foreclosure, or otherwise, and (b) that were not the result of any action, inaction or negligence of the related Borrower, guarantor or any of their respective affiliates, agents or contractors.

(26) (Recourse Obligations)	Enclave Lakeside Round Rock	There is no losses recourse for any breach of the environmental covenants contained in the Asset Documents. A standard indemnification agreement is provided by the related Borrower and guarantor for any breaches of the environmental covenants in the related Asset Documents.

(26) (Recourse Obligations)	Alister and Emerson Apartments

Clauses (a)(i) and (a)(ii) of this representation are qualified by the fact that there is recourse to the Borrowers and guarantors for losses arising from fraud or intentional misrepresentation or misappropriation of rents only by or at the direction of Borrowers, guarantors or any affiliate of any of them.

Clause (a)(iii) of this representation is qualified by the fact that there is no recourse to the Borrower and guarantors for losses arising from intentional material physical waste of the related Mortgaged Property in the event that cash flow from the related Mortgaged Property is insufficient to prevent such waste.

Clause (a)(iv) of this representation is qualified by the fact that there is recourse to the Borrower and guarantors for losses arising only from any material breach of an environmental covenant contained in the Asset Documents, except to the extent such breach is directly caused by the gross negligence or willful misconduct of an indemnified party.

Schedule (1)(a)-6

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(27) (Mortgage Release)	One Campus Martius	The related Borrower is permitted under the related Asset Documents to undertake a tax lot subdivision to create a separate tax lot for an immaterial portion of the related Mortgaged Property (the “Central Plant Parcel”) on which the Borrower (or an affiliate) intends to build a central utility plant for use by the related Borrower and neighboring properties owned by affiliates of such Borrower and thereafter obtain the release of the Central Plant Parcel. There will be no payment required for the release of the Central Plant Parcel as it has no ascribed value and will not be sold.

(27) (Mortgage Release)	Florida Multifamily Collection	One of the related Borrowers may obtain the release of a release of a certain parcel of undeveloped land comprising, in part, the individual property identified on Annex A hereto as Florida Multifamily Collection - 400 North for an amount equal to the “as-is” fair market value of the parcel as determined by an appraisal delivered to the lender no more than 60 days prior to the release date.

(27) (Mortgage Release)	Morehouse Campus	The related Borrower is permitted under the related Asset Documents to obtain the release of a parcel of vacant land at the related Mortgaged Property upon, among other things, payment of an amount equal to the greater of (1) $2,000,000 and (2) the amount sufficient such that the loan to value ratio with respect to the remaining property, after giving effect to the release and the accordant partial prepayment of the related Mortgage Loan, is equal to sixty-five percent (65%), based on the appraised value as determined by a then-current “as-is” appraisal of the related Mortgaged Property.

(27) (Mortgage Release)	45-75 Morrissey Boulevard	The related Borrower is permitted under the related Asset Documents to obtain the release of a parcel of the related Mortgaged Property known as “75 Morrissey Blvd” upon, among other things, payment of the greater of (a) 100% of the net sale proceeds for such property and (b) $27,000,000.

(28) (Financial Reporting and Rent Rolls)	Florida Multifamily Collection Alister and Emerson Apartments	The multiple related Borrowers with respect to each Collateral Interest are not required to provide a combined balance sheet together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the related Mortgaged Properties on a combined basis; however, they are required to provide the same on an individualized basis.

Schedule (1)(a)-7

Rep. No. on Exhibit B	Collateral Interest	Description of Exception

(30) (Due on Sale or Encumbrance)	One Campus Martius Enclave Lakeside Round Rock	Permitted transfers include the removal of a controlling party pursuant to the terms of the joint venture agreement of an upper-tier owner of the related Borrower. Such permitted transfer is subject to, amongst other things, the lender’s receipt of replacement guaranties by a replacement guarantor, which replacement guarantor is required to be acceptable to lender in its sole discretion, as further described in the related Asset Documents.

(31) (Single Purpose Entity)	Florida Multifamily Collection One Campus Martius 1500 Spring Garden Street 45-75 Morrissey Boulevard EMMES Portfolio The Maimonides Portfolio Westin Charlotte Alister and Emerson Apartments	The respective Borrowers are “recycled” single purpose entities and the related Asset Documents have backward-looking single purpose entity representations.

(31) (Single Purpose Entity)	1500 Spring Garden Street	The related Asset Documents allow the related Borrower’s assets to be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the related Borrower and such affiliates and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other person and (ii) such assets shall be listed on such Borrower’s own separate balance sheet.

(31) (Single-Purpose Entity)	2 Morrissey	A non-consolidation opinion was not required at origination.

(33) (Floating Interest Rates)	All Collateral Interests	Interest on the related Mortgage Loan accrues at a variable rate based on an index (LIBOR) plus a fixed spread, however, if LIBOR is no longer available, the LIBOR rate component of the interest rate may be converted, in some cases, to the Prime Rate, in other cases, to a substitute index rate, and in some cases to either the Prime Rate or a substitute index rate, each in accordance with the related Asset Documents.

Schedule (1)(a)-8

SCHEDULE 1(b) TO EXHIBIT B

Existing Mezzanine Debt

Closing Date Collateral Interests with Existing Mezzanine Debt included in the Transaction:

None.

Closing Date Collateral Interests with Existing Mezzanine Debt held outside of the Transaction:

1500 Spring Garden Street

575 Fifth Avenue

Jersey City Portfolio II

Schedule (1)(b)-1

SCHEDULE 1(c) TO EXHIBIT B

Future Mezzanine Debt

None.

Schedule (1)(c)-1

SCHEDULE 1(d) TO EXHIBIT B

Crossed Mortgage Loans

None.

EXHIBIT C

FORM OF SUBSEQUENT TRANSFER INSTRUMENT

THIS SUBSEQUENT TRANSFER INSTRUMENT is made as of [DATE] between TRTX Master CLO Loan Seller, LLC, a Delaware limited liability company (the “Seller”), TRTX 2021-FL4 Issuer, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (“Holdco”) and TPG RE Finance Trust CLO Sub-REIT, a Maryland real estate investment trust (“Sub-REIT”).

In accordance with the Collateral Interest Purchase Agreement (the “Agreement”) dated as of March 31, 2021, between the Seller, the Issuer, Holdco and Sub-REIT, the Seller does hereby transfer, assign, set over and otherwise convey, as of the date hereof, without recourse, to the Issuer or directly to the Issuer as its designee all of its right, title and interest in the Collateral Interest[s] identified on Schedule A attached hereto which shall supplement Exhibit A to the Agreement, and any and all rights to receive payments on or with respect to such Collateral Interest[s] after the date hereof (other than any Retained Interest paid in respect of such Collateral Interest[s] or the related Commercial Real Estate Loan[s] under the related Asset Documents, which shall belong to and promptly be remitted to the Seller).

Except as set forth on Schedule B attached hereto, the Seller hereby reaffirms that all of the representations and warranties made by it in Section 4 of the Agreement, relating to itself and the Collateral Interest[s] are true and correct as of the date hereof. The Seller further represents, warrants and confirms the satisfaction of the conditions precedent specified in Section 3 of the Agreement. In addition, Sub-REIT hereby reaffirms that the representations and warranties made by it in Section 4(k) of the Agreement are true and correct as of the date hereof. In addition, each party hereby represents and warrants to the other parties that (i) it is duly organized and validly existing as an entity under the laws of the jurisdiction in which it is chartered or organized, (ii) it has the requisite organization power and authority to enter into and perform this Subsequent Transfer Instrument, and (iii) this Subsequent Transfer Instrument has been duly authorized by all necessary organizational action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

The purchase price and Cut-off Date with respect to the Collateral Interest[s] transferred hereby are each set forth on Schedule A hereto.

All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

As supplemented by this Subsequent Transfer Instrument, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented, shall be read, taken and construed as one and the same instrument.

This Subsequent Transfer Instrument shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Subsequent Transfer Instrument to be duly executed as of the date first written above.

TRTX MASTER CLO LOAN SELLER, LLC, as Seller

By:
Name:
Title:

TRTX 2021-FL4 ISSUER, LTD., as Issuer

By:
Name:
Title:

TPG RE FINANCE TRUST HOLDCO, LLC

By:
Name:
Title:

TPG RE FINANCE TRUST CLO SUB-REIT

By:
Name:
Title:

SCHEDULE A

LIST OF COLLATERAL INTERESTS

Name	Purchase Price	Cut-off Date

SCHEDULE B

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Representation numbers referred to below related to the corresponding representations and warranties set forth on Schedule 1(a) to Exhibit B to the Agreement.

Rep. No. on Exhibit B	Collateral Interest	Description of Exception